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                                                                      EXHIBIT 12

                                            Fremont Partners

                                            Fifty Fremont Street, Suite 3700
                                            San Francisco, California 94105-1895

                                            January 8, 1998


Ms. Cynthia R. Morris
Chief Financial Officer
Sun Coast Industries, Inc.
2700 S. Westmoreland Avenue
Dallas, TX  75376-9045

Dear Cynthia:

     In connection with your consideration of a possible negotiated transaction with Kerr Group, Inc. (the "Company") and Fremont Partners ("Fremont"), Fremont and the Company are prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by Fremont, the Company, their advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives now or in the future by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Fremont, the Company or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than Fremont, the Company or any of their Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Fremont, the Company or any other party with respect to such information.

     You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between Fremont, the

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Ms. Cynthia R. Morris
January 8, 1998
Page 2



Company and you, that the Evaluation Materials will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, except as set forth in the next succeeding paragraph; provided, however, that (i) you may make any disclosure of such information to which Fremont gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluation a possible negotiated transaction with Fremont and the Company, who agree to keep such information confidential and who are provided with a copy of this letter agreement. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

        In addition, you agree that, without prior written consent of Fremont, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof) provided, that you may make such disclosure if you have been advised by your counsel that such disclosure is legally required. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of Fremont, other than with or among your Representatives, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding with any person regarding a possible transaction involving the Company. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

        In the event that you or any of your Representatives are required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide Fremont the prompt written notice of any such request or requirement so that Fremont may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a proactive order or other remedy or the receipt of a waiver by Fremont, you or any of your Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure of penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with Fremont to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

        If you decide that you do not wish to proceed with a transaction with Fremont and the Company, you will promptly inform Fremont of that decision. In that case, or at any time upon


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Ms. Cynthia R. Morris
January 8, 1998
Page 3

the request of Fremont for any reason, you will promptly deliver to Fremont all Evaluation Material, except those Evaluation Materials prepared by you and your Representatives (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto (except for one copy that you may retain, in secure storage, permanently subject to the terms of this Agreement, for use only in disputes relating to this Agreement). In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained. Upon the return and/or destruction of Evaluation Materials, you agree to certify, upon our request in writing, that all of the foregoing materials have been destroyed or surrendered to Fremont. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You understand and acknowledge that neither Fremont, the Company nor any of their Representatives (including without limitation their investment bank or any of Fremont's directors, officers, employees, partners or agents or the Company's directors, officers, employees, or agents) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither Fremont, the Company nor any of their Representatives (including without limitation their investment bank or any of Fremont's directors, officers, employees, partners or agents or the Company's directors, officers, employees, or agents) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therin, will have any legal effect.

     In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years from the date hereof, neither you nor any of your affiliates will solicit to employ any of the current officers or employees of the Company with whom you have had contact or who was specifically identified to you during the period of your investigation of the Company, so long as they are employed by the Company, without obtaining the prior written consent of Fremont, except for a general solicitation not aimed at such officers and employees. For purposes of this paragraph "affiliates" shall include only your affiliates that have access to, or have been provided with, the Evaluation Material.

     You agree that, for a period of three years from the date of this agreement, unless such shall have been specifically invited by Fremont, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the
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Ms. Cynthia R. Morris
January 8, 1998
Page 4

Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request Fremont (or any of its directors, officers, employees, partners or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). The foregoing prohibition set forth in the paragraph shall not apply in the event that any person takes any of the actions set forth in clauses (a) through (e) of this paragraph.

        You understand and agree that no contract or agreement providing for any transaction involving Fremont and the Company shall be deemed to exist between you, Fremont and the Company unless and until a separate letter of intent or a definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction involving Fremont and the Company unless and until you, Fremont and the Company shall have entered into a separate letter of intent or a definitive agreement. You also agree that unless and until a separate letter of intent or a definitive agreement regarding a transaction between Fremont, the Company and you has been executed and delivered, neither Fremont, the Company nor you will be under any legal obligations of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Subject to any letter of intent that may be entered into between you, Fremont and the Company, you further acknowledge and agree that Fremont reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between Fremont, the Company and you, and to terminate discussions and negotiations with you at any time. You further understand that until a separate letter of intent or a definitive agreement has been executed (i) Fremont, the Company and their Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person, and (iii) you shall not have any claims whatsoever against Fremont, the Company, their Representatives or any of their respective directors officers, partners, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof) nor, unless a separate letter of intent or a definitive agreement is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of Fremont, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

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Ms. Cynthia R. Morris
January 8, 1998
Page 5

     It is understood and agreed that no failure or delay by Fremont in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that Fremont shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to Fremont. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to Fremont the reasonable legal fees incurred by Fremont in connection with such litigation, including any appeal therefrom.

     This letter agreement is for the benefit of Fremont and the Company, their directors and officers, and shall be governed by and construed in accordance with the laws of the State of Delaware.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and Fremont.

                                       Very Truly yours,

                                       FREMONT PARTNERS


                                       By:   /s/ Gilbert H. Lamphere
                                          ----------------------------------
                                           Gilbert H. Lamphere
                                           Managing Director

Accepted and agreed as of
the date first written above:

SUN COAST INDUSTRIES, INC.


By:   /s/ Cynthia R. Morris
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    Name:  Cynthia R. Morris
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    Title: [TITLE APPEARS HERE]
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